FOR IMMEDIATE RELEASE

Lear Reports First Quarter 2026 Results;
The Highest EPS Since 2021 And The Highest Adjusted EPS Since 2019

SOUTHFIELD, Mich., May 1, 2026 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the first quarter 2026 and reaffirmed its financial outlook for the full year 2026.

First Quarter 2026 Financial Highlights
•Revenue of $5.8 billion, an increase of 5%, compared to $5.6 billion in the first quarter of 2025
•Net income of $172 million and adjusted net income of $200 million, compared to $81 million and $169 million, respectively, in the first quarter of 2025
•Core operating earnings of $297 million, an increase of 10%, compared to $270 million in the first quarter of 2025
•Earnings per share of $3.34 and adjusted earnings per share of $3.87, compared to $1.49 and $3.12, respectively, in the first quarter of 2025
•Adjusted earnings per share grew 24% year over year, reflecting higher earnings and the benefit of our share repurchase program
•Net cash provided by (used in) operating activities of $98 million and free cash flow of $(27) million, compared to $(128) million and $(232) million, respectively, in the first quarter of 2025
•Repurchased $75 million of shares and paid $43 million in dividends
•Cash and cash equivalents at quarter-end of $882 million and total liquidity of $2.9 billion

First Quarter 2026 Business Highlights
•Growing our core E-Systems products with key wins, including wire awards for a subset of harnesses for General Motors’ full-size SUVs, with SAIC in China launching in 2027 and with Geely and Dongfeng for new products launching in the second half of 2026; and electronics awards for a power distribution module with a North American automaker for their next generation electrical architecture on major platforms and a high-voltage power distribution module with Audi
•Expanding our leadership position in Seating with new complete seat awards with Toyota in China through a non-consolidated joint venture; ComfortFlexTM awards with Audi and BMW; and a ComfortMax SeatTM award with Geely

“Lear started 2026 strong in a dynamic operating environment, delivering the highest quarterly adjusted earnings per share since 2019 and improved year-over-year margins in both segments. Our differentiated capabilities continue to drive significant new business awards and accelerated growth with Chinese automakers increasing our backlog in both segments, building on the momentum from the largest Seating conquest win in our history secured at the end of last year” said Ray Scott, Lear’s President and Chief Executive Officer. “Our targeted investments in automation and digital tools are supporting our long-term growth strategy and allowing us to launch key programs such as the seats for the GM full-size SUVs and pickup
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trucks in Orion with unprecedented speed. Our strong cash generation outlook enabled us to continue returning excess cash to shareholders by increasing the pace of share repurchases in the quarter, resulting in strong earnings per share growth while maintaining our dividend.”

First Quarter Financial Results
(in millions, except per share amounts)

	2026	2025
Reported
Sales	$5,822.8	$5,560.3
Net income	$172.3	$80.7
Earnings per share	$3.34	$1.49

Adjusted(1)
Core operating earnings	$297.3	$270.4
Adjusted net income	$199.5	$169.3
Adjusted earnings per share	$3.87	$3.12

In the first quarter, global vehicle production was down 3% compared to a year ago, with North America down 2%, Europe down 1% and China down 10%. Global vehicle production was up 3% on a Lear sales-weighted basis(2) impacted by Lear’s fiscal calendar.

Sales in the first quarter were $5.8 billion, up 5% year-over-year. Organic sales (sales excluding the impact of commodities, foreign exchange, tariff recoveries, acquisitions and divestitures) were up 3%, reflecting increased production on key Lear platforms and the addition of new business.

Core operating earnings were $297 million, or 5.1% of sales, as compared to $270 million, or 4.9% of sales, in 2025. Earnings were impacted by increased production on key Lear platforms and changes in foreign exchange rates.

In the Seating segment, margins and adjusted margins increased to 6.3% and 6.9% of sales, respectively, from 5.2% and 6.7%, respectively, in 2025. In the E-Systems segment, margins and adjusted margins were 5.2% and 6.1% of sales, respectively, increasing from 3.9% and 5.2%, respectively, last year.

Net income was $172 million, as compared to $81 million in 2025. Adjusted net income was $200 million, an increase of 18%, compared to $169 million in 2025.

Earnings per share were $3.34 and adjusted earnings per share were $3.87, as compared to $1.49 and $3.12, respectively, a year ago, reflecting increased earnings, lower share count and lower effective tax rate. Adjusted earnings per share grew 24% year-over-year, reflecting higher earnings and the benefit of our share repurchase program.

In the first quarter of 2026, net cash from operating activities was $98 million, and free cash flow(1) was $(27) million, compared to $(128) million and $(232) million, respectively, in 2025.

(1) For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

(2) The global and regional production changes are based on S&P Global estimates. The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and first quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

Share Repurchase Program
During the first quarter of 2026, Lear repurchased 630,804 shares of our common stock for a total of $75 million. At the end of the first quarter, we had a remaining share repurchase authorization of approximately $700 million, which reflects approximately 11% of our total market capitalization at current market prices.

Since initiating the share repurchase program in 2011, we have repurchased 62.8 million shares of our common stock for a total of $6.0 billion at an average price of $95.25 per share. This represents a reduction of approximately 60% of our shares outstanding since the time we began the program.

2026 Financial Outlook
We have maintained our financial outlook for 2026 across all metrics.

At the midpoint of our guidance range, we have assumed that global industry production will be approximately 2% lower than in 2025 on a Lear sales-weighted basis. The industry volume assumptions underlying our 2026 financial outlook are derived from several sources, including internal estimates, customer production schedules and the most recent S&P Global Mobility production estimates for our vehicle platforms.

Our outlook excludes any future impact of potential changes to tariffs or Company or industry-wide production disruptions.

Our 2026 financial outlook is summarized below:

Full Year 2026 Financial Outlook
Net Sales	$23,210 million - $24,010 million
Core Operating Earnings	$1,030 million - $1,200 million
Adjusted EBITDA	$1,650 million - $1,820 million
Restructuring Costs	≈$175 million
Operating Cash Flow	$1,210 million - $1,310 million
Capital Spending	≈$660 million
Free Cash Flow	$550 million - $650 million

The financial outlook is based on a full year average exchange rate of $1.17/Euro and 6.91 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

First Quarter 2026 Conference Call and Webcast Information
A conference call and webcast will be held to discuss Lear’s first quarter 2026 financial results and related matters on May 1, 2026, at 9:00 a.m. EDT. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 8201618. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on certain disposals of assets and the non-service cost components of net periodic benefit cost. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by (used in) operating activities less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts”, “targets” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of, and our ability to mitigate the effects of, U.S. or foreign policies regarding trade, including tariffs and export restrictions and any changes to tariffs or export restrictions, any resulting volume reductions or changes in vehicle production schedules by our customers, the duration and scope of any government shutdown and any other industry disruptions, supply chain disruptions, labor disruptions, unforeseen operational disruptions impacting our customers, commodity prices, changes in foreign exchange rates, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s core sales backlog. The Company’s core sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs and excludes the impact of non-core products winding down in our E-Systems business. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the core sales backlog does not reflect customer price reductions on existing or newly awarded programs. The core sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation
Lear Corporation (NYSE: LEA) is a global automotive leader in Seating and E-Systems. The company designs, manufactures, and delivers advanced technologies to the world’s major automakers. Building on more than 100 years of heritage, Lear is the largest U.S.-based automotive supplier, headquartered in Southfield, Michigan. Driven by a commitment to innovation, operational excellence, and sustainability, Lear’s global team of talented employees is shaping the future of mobility by developing solutions that enhance comfort, safety, and efficiency. More information is available at Lear.com.

CONTACTS:

Marianne Vidershain	Tim Brumbaugh
Vice President, Treasurer	Vice President, Investor Relations
and Head of Investor Relations	(248) 447-1329
(248) 447-5541

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net sales	$5,822.8	$5,560.3

Cost of sales	5,372.5	5,201.1
Selling, general and administrative expenses	190.3	172.4
Amortization of intangible assets	5.0	5.2
Interest expense	25.6	25.8
Other expense, net	12.7	20.4

Consolidated income before income taxes and equity in net income of affiliates	216.7	135.4
Income taxes	38.4	45.2
Equity in net income of affiliates	(14.4)	(12.3)

Consolidated net income	192.7	102.5
Net income attributable to noncontrolling interests	20.4	21.8

Net income attributable to Lear	$172.3	$80.7

Diluted net income per share attributable to Lear	$3.34	$1.49

Weighted average number of diluted shares outstanding	51.5	54.2

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	April 4, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$881.9	$1,033.0
Accounts receivable	4,174.4	3,902.8
Inventories	1,750.7	1,693.2
Other	1,447.0	1,034.0
	8,254.0	7,663.0
Long-Term:
PP&E, net	2,845.5	2,913.1
Goodwill	1,775.8	1,777.8
Other	2,578.3	2,489.2
	7,199.6	7,180.1

Total Assets	$15,453.6	$14,843.1

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$28.3	$27.9
Accounts payable and drafts	3,780.2	3,416.5
Accrued liabilities	2,403.5	2,219.0
Current portion of long-term debt	3.8	3.7
	6,215.8	5,667.1
Long-Term:
Long-term debt	2,711.6	2,711.5
Other	1,250.9	1,263.5
	3,962.5	3,975.0

Equity	5,275.3	5,201.0

Total Liabilities and Equity	$15,453.6	$14,843.1

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net Sales
North America	$2,223.6	$2,248.8
Europe and Africa	2,300.9	2,062.1
Asia	1,084.9	1,071.6
South America	213.4	177.8
Total	$5,822.8	$5,560.3

Content per Vehicle [1]
North America	$582	$607
Europe and Africa	$504	$469

Free Cash Flow [2]
Net cash used in operating activities	$98.1	$(127.7)
Capital expenditures	(124.6)	(104.0)
Free cash flow	$(26.5)	$(231.7)

Core Operating Earnings [2]
Net income attributable to Lear	$172.3	$80.7
Interest expense	25.6	25.8
Other expense, net	12.7	20.4
Income taxes	38.4	45.2
Equity in net income of affiliates	(14.4)	(12.3)
Net income attributable to noncontrolling interests	20.4	21.8
Restructuring costs and other special items -
Costs related to restructuring actions	43.0	87.4
Acquisition costs	—	0.1
Disposal costs	—	0.6
Recoveries related to Fisker Inc.	—	(0.4)
Impairments (recoveries) related to Russian operations, net	0.2	(1.4)
Other	(0.9)	2.5
Core operating earnings	$297.3	$270.4

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	April 4, 2026	March 29, 2025
Adjusted Net Income and Adjusted Earnings Per Share [2]
Net income attributable to Lear	$172.3	$80.7
Restructuring costs and other special items -
Costs related to restructuring actions	43.0	87.7
Acquisition costs	—	0.1
Loss related to disposal of non-core business	0.4	3.3
Disposal costs	—	0.6
Recoveries related to Fisker Inc.	—	(0.4)
Impairments (recoveries) related to Russian operations, net	0.2	(1.4)
Foreign exchange losses due to foreign exchange rate volatility related to Russia	0.7	—
Other	0.2	7.3
Tax impact of special items and other net tax adjustments [3]	(17.3)	(8.6)
Adjusted net income	$199.5	$169.3

Weighted average number of diluted shares outstanding	51.5	54.2

Diluted net income per share available to Lear	$3.34	$1.49

Adjusted earnings per share	$3.87	$3.12

Diluted Shares Outstanding at End of Period [4]	50,967,829	53,968,155

[1] Content per Vehicle for 2025 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[4] Calculated using stock price at end of period.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	April 4, 2026	March 29, 2025
Adjusted Segment Earnings

Seating
Net sales	$4,404.4	$4,151.1

Segment earnings	$277.4	$215.7
Restructuring costs and other special items -
Costs related to restructuring actions	26.8	64.5
Impairments (recoveries) related to Russian operations, net	0.2	(1.4)
Other	0.4	1.1
Adjusted segment earnings	$304.8	$279.9

Segment margins	6.3%	5.2%

Adjusted segment margins	6.9%	6.7%

E-Systems
Net sales	$1,418.4	$1,409.2

Segment earnings	$73.3	$55.5
Restructuring and other special items -
Costs related to restructuring actions	12.8	16.8
Recoveries related to Fisker Inc.	—	(0.4)
Other	0.4	1.9
Adjusted segment earnings	$86.5	$73.8

Segment margins	5.2%	3.9%

Adjusted segment margins	6.1%	5.2%